Exhibit 3.3

                                                           C27030-04
                                                            FILED
                                                          AUG 24 2004
                                                          Dean Heller
                                                        Secretary of State

                                            ABOVE SPACE IS FOR OFFICE USE ONLY

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada  89701-4299
(775) 684-5708
Website:  secretaryofstate.biz


     CERTIFICATE OF AMENDMENT
(PURSUANT TO NRS 78.385 AND 78.390)

Important:  Read attached instructions before completing form.


            Certificate of Amendment to Articles of Incorporation
            ------------------------------------------------------
                        For Nevada Profit Corporations
                        -------------------------------
     (Pursuant to NRS 78.385 and 78.390 ? After issuance of Stock)


1.    Name of corporation:  Shiprock, Inc.  (File Number:  C28250-1999)

2. The articles have been amended as follows (provide article numbers, if available):

Article I.    Name of Corporation: Duska Therapeutics, Inc.

Article IV. Authorized Shares: The aggregate number of shares which the corporation shall have authority to issue shall consist of 50,000,000 shares of common stock having a $0.001 par value per share, and 5,000,000 shares of preferred stock having a $0.001 par value per share. The common stock and preferred stock may be issued from time to time without prior approval by the stockholders. The common stock and preferred stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of preferred stock in one or more series with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

3. The vote by which the stockholder holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 1,000,000 (63%).*

4.  Effective date of filing (optional)

5.  Officer Signature (required):

      /s/  Tommy Gropp      8-23-2004
      -------------------------------


*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.

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                                STATE OF NEVADA
                               Secretary of State
                  I hereby certify that this is a true and
                   complete copy of the document as filed
                               in this office.

                                AUG 24 2004

                                Dean Heller



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